EXHIBIT 99.1

Contact:

AtriCure, Inc.	Investor Relations
Andy Wade	Lynn Pieper
Vice President, Finance	Westwicke Partners
(513) 755-4564	(415) 202-5678
awade@atricure.com	lynn.pieper@westwicke.com

AtriCure Reports Third Quarter 2012 Financial Results

Highlights

•	Revenue of $16.1 million – up 7.8% constant currency
•	U.S. open heart revenue, including AtriClip, of $9.3 million – up 10.6%
•	International sales of $3.8 million – up 16.7% constant currency

WEST CHESTER, Ohio – November 1, 2012 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in cardiac surgical ablation systems for the treatment of atrial fibrillation, or AF, and systems for the exclusion of the left atrial appendage, today announced financial results for the third quarter of 2012.

Revenue for third quarter 2012 was $16.1 million, reflecting 6.0% growth (7.8% growth constant currency) over the third quarter of 2011. Revenue from U.S. product sales was $12.4 million, reflecting growth of 5.1%, and revenue from product sales to international customers was $3.8 million, reflecting growth of 9.0% or 16.7% on a constant currency basis.

“We are pleased with our performance in the third quarter which saw continued growth in domestic product sales, driven by US open heart revenue, and ongoing strength in international markets. Our management and sales teams have remained steadfast in their commitment to executing our strategy – to increase market share and penetration in open procedures, support our MIS business and expand our international presence,” said Dick Johnston, Chairman of AtriCure’s Board of Directors. “We are also pleased to announce today that Mike Carrel has joined AtriCure as President and Chief Executive Officer, effective November 1, 2012. We believe Mike will be instrumental in leading the company to capitalize on our AF approval, the strength of our product portfolio, ongoing marketing and education initiatives and clinical programs to drive shareholder value.”

Third Quarter Financial Results

Revenue for the third quarter of 2012 was $16.1 million, an increase of $0.9 million or 6.0% compared to third quarter 2011 revenue. Domestic revenue increased 5.1% to $12.4 million, including $1.6 million in sales of the AtriClip system. International revenue was $3.8 million, an increase of $0.3 million or 9.0% (16.7% on a constant currency basis) when compared to $3.5 million for the third quarter of 2011. International revenue growth was driven primarily by an increase in sales in European markets.

Gross profit for the third quarter of 2012 was $11.5 million compared to $11.1 million for the third quarter of 2011. Gross margin for the third quarter of 2012 was 71.6% compared to 72.8% for the third quarter of 2011. The decrease in gross margin was due primarily to our investment in manufacturing and quality systems to transition and maintain the manufacturing of PMA approved products and to support our expanding operations.

Operating expenses for the third quarter of 2012 increased 14.7%, or $1.8 million, to $14.1 million from $12.3 million for the third quarter of 2011. The increase in operating expenses was driven primarily by a combination of increased selling, marketing and training expenses as well as non-recurring severance charges in the quarter.

Loss from operations for the third quarter of 2012 was $2.5 million compared to $1.2 million for the third quarter of 2011. Adjusted EBITDA, a non-GAAP measure, was a loss of $1.0 million for the third quarter of 2012. Net loss per share was $0.16 for the third quarter of 2012 and $0.07 for the third quarter of 2011.

Cash, cash equivalents and investments were $13.0 million at September 30, 2012, and cash used in operations during the third quarter of 2012 was $0.5 million.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, November 1, 2012 to discuss its third quarter 2012 financial results. A live webcast of the conference call will be available online from the investor relations page of AtriCure’s corporate website at www.atricure.com.

Pre-registration is available and recommended for this call at the following URL: https://www.theconferencingservice.com/prereg/key.process?key=PJLC7TYK6

You may also access this call through an operator by calling (888) 680-0893 for domestic callers and (617) 213-4859 for international callers at least 15 minutes prior to the call start time using reservation code 74114405.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will also be available through December 3, 2012. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The reservation code is 96443161.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and a leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissue for the treatment of atrial fibrillation, or AF, and systems for the exclusion of the left atrial appendage. The Company believes cardiothoracic surgeons are adopting its ablation products for the treatment of AF during concomitant open-heart surgical procedures and sole-therapy minimally invasive procedures. AF affects more than 5.5 million people worldwide and predisposes them to a five-fold increased risk of stroke. The FDA has not cleared or approved certain AtriCure products for the treatment of AF or a reduction in the risk of stroke.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue	$16,139	$15,222	$51,883	$47,639
Cost of revenue	4,590	4,137	14,871	12,383

Gross profit	11,549	11,085	37,012	35,256

Operating expenses:
Research and development expenses	2,905	3,069	9,180	8,893
Selling, general and administrative expenses	11,173	9,207	33,178	29,399

Total operating expenses	14,078	12,276	42,358	38,292

Loss from operations	(2,529)	(1,191)	(5,346)	(3,036)

Other (expense) income	(27)	47	(148)	(314)

Loss before income tax expense	(2,556)	(1,144)	(5,494)	(3,350)

Income tax expense	(11)	(12)	(20)	(26)

Net loss	$(2,567)	$(1,156)	$(5,514)	$(3,376)

Basic and diluted net loss per share	$(0.16)	$(0.07)	$(0.34)	$(0.22)

Weighted average shares used in computing net loss per common share:
Basic and diluted	16,278	15,811	16,143	15,608

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	September 30,	December 31,
	2012	2011
Assets

Current assets:
Cash, cash equivalents and short-term investments	$13,048	$14,183
Accounts receivable	9,391	9,514
Inventories	6,878	6,563
Other current assets	802	933

Total current assets	30,119	31,193

Property and equipment, net	3,205	2,351
Intangible assets	36	45
Long-term investments	—	—
Other assets	384	270

Total assets	$33,744	$33,859

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$9,570	$9,266
Current maturities of debt and capital lease obligations	2,034	1,543

Total current liabilities	11,604	10,809

Long-term debt and capital lease obligations	6,866	4,926
Other liabilities	1,713	2,509

Total liabilities	20,183	18,244
Stockholders’ equity:
Common stock	17	16
Additional paid-in capital	122,268	118,853
Other comprehensive income (loss)	7	(37)
Accumulated deficit	(108,731)	(103,217)

Total stockholders’ equity	13,561	15,615

Total liabilities and stockholders’ equity	$33,744	$33,859

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(5,514)	$(3,376)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	2,941	2,249
Depreciation and amortization	1,520	1,492
Write-off of deferred financing costs and discount on long-term debt	—	153
Amortization of deferred financing costs and discount on long-term debt	81	94
(Gain) loss on disposal of equipment	(12)	51
Amortization/accretion on investments	16	—
Change in allowance for doubtful accounts	(21)	23
Changes in assets and liabilities
Accounts receivable	125	506
Inventories	(319)	(880)
Other current assets	122	(202)
Accounts payable and accrued liabilities	(510)	(885)
Other non-current assets and liabilities	(174)	(84)

Net cash used in operating activities	(1,745)	(859)

Cash flows from investing activities:
Purchases of available-for-sale securities	(8,538)	(12,602)
Maturities of available-for-sale securities	8,100	9,156
Purchases of equipment	(2,372)	(852)
Net proceeds from the sale of assets	24	89

Net cash used in investing activities	(2,786)	(4,209)

Cash flows from financing activities:
Proceeds from borrowings of debt	10,000	7,500
Payments on debt and capital leases	(7,568)	(3,661)
Proceeds from stock option exercises	562	1,056
Payment of debt fees	(78)	(81)
Proceeds from issuance of common stock under employee stock purchase plan	372	346
Shares repurchased for payment of taxes on stock awards	(372)	(735)

Net cash provided by financing activities	2,916	4,425
Effect of exchange rate changes on cash and cash equivalents	59	(156)

Net decrease in cash and cash equivalents	(1,556)	(799)

Cash and cash equivalents—beginning of period	9,759	4,231

Cash and cash equivalents—end of period	$8,203	$3,432

ATRICURE, INC.

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(In Thousands)

(Unaudited)

Reconciliation of Non-GAAP Adjusted Earnings (Adjusted EBITDA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net loss, as reported	$(2,567)	$(1,156)	$(5,514)	$(3,376)
Income tax expense	11	12	20	26
Other expense (income) (a)	27	(47)	148	314
Depreciation and amortization expense	467	414	1,520	1,492
Share-based compensation expense	1,111	712	2,941	2,249

Non-GAAP adjusted (loss) earnings (adjusted EBITDA)	$(951)	$(65)	$(885)	$705

	Three Months Ended September 30,		Nine Months Ended September 30,
(a) Other includes:	2012	2011	2012	2011
Net interest expense	$(187)	$(165)	$(609)	$(638)
Grant income	117	85	379	109
(Loss) gain due to exchange rate fluctuation	(42)	17	(77)	154
Non-employee stock option income	85	110	159	61

Other (expense) income	$(27)	$47	$(148)	$(314)